Exhibit 10.1

CONTRACT OF SALE

dated November 22, 2005

between

MIDWAY LEASING INC.

                    as Seller

and

CONTINENTAL FINANCE CORPORATION

                    as Purchaser

Affecting Premises known as 7 NORTH STREET, 3 NORTH STREET, 2153 RICHMOND TERRACE, STATEN ISLAND, NEW YORK.

Article 1	Purchase Price
Article 2	State of Title
Article 3	Representations
Article 4	Covenants
Article 5	Leases
Article 6	Violations
Article 7	Closing Date
Article 8	Conditions of Closing
Article 9	Closing Documents
Article 10	Adjustments and Costs
Article 11	Escrow Conditions
Article 12	Brokerage
Article 13	Notices
Article 14	Miscellaneous

Exhibit A	Property Description
Exhibit B	Permitted Exceptions
Exhibit C	Schedule of Leases
Exhibit D	Service Contracts/Agreements

CONTRACT OF SALE

AGREEMENT, made November 22, 2005, between MIDWAY LEASING INC., a NEW YORK corporation, having an address at 7 NORTH STREET, STATEN ISLAND, NEW YORK (“Seller”), and CONTINENTAL FINANCE CORPORATION, a DELAWARE corporation, having an address at 216 EAST 49TH STREET, NEW YORK, NEW YORK 10017 (“Purchaser”), assignable to a special purpose entity formed to own the subject real property.

W I T N E S S E T H :

Seller agrees to sell and Purchaser agrees to purchase, upon the terms and conditions hereinafter set forth,

ALL those certain plots, pieces or parcels of land, with the buildings and improvements thereon erected, situate, lying and being in The City of New York, the County of RICHMOND and the State of New York, being more particularly described in Exhibit A attached hereto and made a part hereof,

TOGETHER with all right, title and interest, if any, of Seller in and to any streets and roads abutting the aforesaid premises to the center lines thereof,

TOGETHER with the appurtenances and all the estate and rights of Seller in and to said premises,

(the aforesaid land, buildings and improvements being hereinafter referred to as the “Premises”).

The Premises is identified as Section 5, Block 1070 and Lots 1, 31 and 20.

This sale includes all right, title and interest, if any, of Seller in and to any land lying in the bed of any streets or roads, opened or proposed, in front of or adjoining the Premises, to the center lines thereof, and all right, title and interest, if any, of Seller in and to any unpaid award made or to be made in lieu thereof or for any change of grade of any such street or road.  Seller shall execute and deliver to Purchaser at the closing or thereafter, upon request, all proper instruments for the conveyance of such title and the assignment of such award.

This sale includes all right, title and interest of Seller in and to the buildings and improvements located on the Premises, all tenements, hereditaments and appurtenances thereunto belonging or appertaining, and all fixtures, equipment and machinery, now situate on or appurtenant to the Premises.

1.  Purchase Price

The Purchase Price for the Premises is Four Million Two Hundred Thousand Dollars ($4,200,000.00), payable as follows:

(a)  One Hundred Thousand Dollars ($100,000.00) upon execution of this Agreement.  Said check is payable to the order of the Escrow Agent hereinafter identified, and the proceeds of said check shall be held in escrow as hereinafter provided.

(b)  Four Million One Hundred Thousand Dollars ($4,100,000.00) at the closing by a cashier’s or certified check drawn to the order of Seller on a bank which is a member of the New York Clearing House Association.

2.  State of Title

The Premises are sold subject to the following (collectively the “Permitted Exceptions”):

(a)  Zoning regulations and ordinances of The City of New York which are not violated by existing structures and which do not prohibit the present use of the Premises.

(b)  The covenants, restrictions, easements and agreements affecting the Premises.

(c)  Any state of facts which would be shown by a current survey or inspection of the Premises.

(d)  The leases and tenancies listed in the Schedule of Leases annexed hereto as Exhibit C (collectively the “Leases”).

(e)  The agreements pertaining to the operation or maintenance of the Premises listed in Exhibit D attached hereto and made a part hereof (the “Service Contracts and Agreements”).

3.  Representations and Warranties

Seller represents and warrants to Purchaser that:

(a)  Exhibit D lists all service, maintenance, supply and management contracts and agreements affecting the Premises, and the information thereon is accurate.  Seller further represents and warrants that the copies of such contracts and agreements heretofore delivered to Purchaser’s attorneys are true and complete copies of the original contracts and agreements; none of them have been further amended or modified; Seller has not received any notice of default under any of such contracts or agreements which default remains uncured; and to the best of Seller’s knowledge and belief, no event of default exists thereunder.

(b)  The copy of the certificate of occupancy heretofore delivered to Purchaser’s attorneys is a true and complete copy of the original, and said certificate has not been amended.

(c)  Seller is the sole owner of the Premises, and subject to the conditions set forth herein, has full power, authority and right to execute, deliver and perform this Agreement.  The parcels and plots which comprise the Premises are all contiguous.

(d)  All fixtures included in this sale are owned by Seller, free from all liens, claims and encumbrances.

(e)  Seller has no knowledge of any incinerator, boiler or other burning equipment on the Premises being operated in violation of any applicable law.  The copies of the certificates of operation for said equipment heretofore delivered to Purchaser’s attorneys are true copies of the originals.

(f)  There are no pending proceedings for the taking of all or any portion of the Premises by condemnation or eminent domain, and to the best of Seller’s knowledge no such proceeding is about to be commenced.

(g)  There are no legal actions or proceeding affecting the Premises except as set forth herein.

(h)  Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).  If Seller fails or refuses to deliver to Purchaser at the closing a certificate evidencing that Seller is not a “foreign person”, or if Seller is a “foreign person”, then Purchaser shall be entitled to withhold from the Purchase Price a tax equal to ten percent of the Purchase Price, as required by Section 1445 of the Code.  In the event of such a withholding, Purchaser shall remit such tax to the Internal Revenue Service and shall file the required return, and the closing hereunder shall not be otherwise affected.  Seller hereby waives any action or claim against Purchaser pertaining to any such withholding, and agrees to look solely to the Internal Revenue Service for any refund of such tax.

(i) Seller has no knowledge of any environmental issues in connection with the Premises. Seller has not received any notices from any governmental agencies relating to environmental issues in connection with the Premises, other than notices concerning issues which have been resolved.

4.  Covenants

Seller covenants and agrees that:

(a)  Seller until the closing shall maintain in full force and effect all insurance presently maintained with respect to the Premises.  Renewals or replacements of existing insurance policies shall expire no later than one year after the closing.

(b)  Seller shall continue to operate and maintain the Premises in the same manner as the Premises has been operated and maintained in the preceding year.  Seller shall afford access to the Premises to Purchaser and Purchaser’s representatives, at reasonable times after notice.

(c)  No fixtures or equipment included in this sale shall be removed from the Premises unless the same are replaced prior to the closing with similar items of at least equal quality, free from all liens, claims and encumbrances.

5. Leases

Seller represents and warrants that the Schedule of Leases annexed hereto as Exhibit C is an accurate schedule of all Leases affecting the Premises on the date hereof, including all amendments, extensions and other modifications thereof; the copies of the Leases heretofore delivered to Purchaser’s attorneys are true and complete copies of the original Leases; all Leases are valid and in full force and effect.  There are no arrears in rent in excess of one month, except as may be set forth on the Schedule of Leases; the Schedule of Leases accurately sets forth all tenant security deposits; Seller has not sent any notice to any tenant claiming that the tenant is in default, which default remains uncured, except as may be set forth in the Schedule of Leases; no action or proceeding pertaining to the Leases is pending in any court, except as may be set forth in the Schedule of Leases; and to the best of Seller’s knowledge neither the landlord nor the tenant is in default under any of the Leases, except as may be set forth in the Schedule of Leases.

6.  Violations

All notes and notices of violations of law, ordinances, orders or requirements issued prior to the date of this Agreement by any governmental authority having jurisdiction over the Premises shall be removed by Seller.  All liens which attach to the Premises prior to the Closing Date pursuant to the Administrative Code of The City of New York shall be removed by Seller.  Seller shall furnish Purchaser upon request written authorization to make searches for violations and liens.  Seller represents and warrants that Seller has not received any notice of any violation of any law, ordinance, regulation, order or requirement issued by any governmental authority having jurisdiction over or affecting the Premises or the use or improvement thereof, which violation remains uncured.  The provisions of this Article 6 shall survive the closing.

7.  Closing Date

The closing of title pursuant to this Agreement (the “Closing”) shall be held at the offices of JANOFF & GUREVICH, LLP, 216 EAST 49TH STREET, NEW YORK, NY 10017, at 10 A.M. on or about December 1, 2005 (the “Closing Date”).

8.  Conditions of Closing

I.                                         It shall be a condition to Purchaser’s obligation to close title that:

(a) Purchaser shall have a period of thirty (30) days from the date of full execution of this Agreement by all parties (the “Due Diligence Period”) to perform any and all inspections and studies relating to the Premises, including, without limitation, a title search, survey, environmental investigations and reports, zoning, building and feasibility studies, a review of all regulatory approvals for the Premises and a physical inspection of the Premises including, without limitation, drilling, soil boring, surveying, soil sampling and any other testing as may be desired by Purchaser (collectively, the “Inspections”), provided, the Purchaser shall not conduct any such drilling, soil boring, surveying and soil sampling unless the Purchaser, its agents, consultants, affiliates and representatives, including its environmental consultants, is not under any obligation to disclose to the Seller, its agents, consultants, affiliates and representatives or to any other third-party, including, without limitation, any governmental agency, the results of such drilling, soil boring, surveying or soil sampling. The parties acknowledge and agree that Purchaser may terminate this contract at any time during the Due Diligence Period by providing written notice to that effect to Escrow Agent.

(b)  The representations and warranties of Seller set forth herein shall be true as of the Closing Date.

(c)  The covenants of Seller set forth herein shall have been complied with as of the Closing Date.

(d)  Seller shall convey to Purchaser marketable and insurable title to the Premises, subject only to the Permitted Exceptions, in accordance with this Agreement.

(e)  Seller shall deliver possession of the Premises to Purchaser on the Closing Date in the condition required by this Agreement and in accordance with the terms, covenants and conditions of this Agreement.

(f)                                    Seller shall fully comply with the terms of the lease to be entered into between the parties hereto. A copy of the proposal is attached hereto as Exhibit A and made a part hereof. Further, all representations contained in the lease proposal shall survive the closing and become a part of the lease. The lease entered into by the parties hereto shall be duly recorded by the Purchaser.

(g)                                 The Seller and Purchaser shall have entered into a lease in accordance with the proposal attached hereto as Exhibit A.

Without limiting the other rights of Purchaser, Seller shall permit Purchaser and such agents and experts of Purchaser as Purchaser shall designate full access to the Premises and all records concerning the Premises during reasonable business hours, for purposes of such independent investigation as Purchaser shall desire to conduct.

In the event that any of the aforesaid conditions are not satisfied by Seller or waived by Purchaser on or prior to the Closing Date, Purchaser shall be entitled to terminate this Agreement by written notice to Seller.  In the event of such termination Seller shall direct Escrow Agent to refund to Purchaser all payments made by Purchaser on account of the Purchase Price.

II.                                     It shall be a condition to Seller’s obligation to close title that:

(a)                                  the Boards of Directors of Seller and its parent corporation shall approve the sale herein.

(b)                                 All conditions and limitations regarding the sale of the Premises arising with respect to any contract, indenture, trust, instrument or other agreement to which the Seller is a party shall have been satisfied in accordance with the terms of such agreement or waived by the relevant party to such agreement.

(c)                                  Seller shall have obtained an opinion of an independent expert as to the fair value of the Premises as required under the Trust Indenture Act of 1939, as amended, and the Indenture dated April 22, 2004 (the “Indenture”) which opinion concludes that the Purchase Price is not less than the fair market value of the Premises and that the release of security interest in the Premises does not impair the security under the Indenture in contravention of the provisions thereof.

(d)                                 The Seller and Purchaser shall have entered into a lease in accordance with the proposal attached hereto as Exhibit A.

9.  Closing Documents

Seller shall deliver to Purchaser at the closing:

(a)  A bargain and sale deed with covenant against grantor’s acts, containing the covenant required by Section 13 of the Lien Law, executed in proper form for recording, and sufficient to convey marketable and insurable title to the Premises in accordance with this Agreement.

(b)  A bill of sale for all fixtures and equipment included in this sale, with Seller’s warranty that the same are free of all lien, claim or encumbrance.

(c)  An assignment of the landlord’s interest under all Leases affecting the Premises, together with the originals of all Leases and records and files of Seller pertaining thereto, and a letter to the tenants advising them of the change of ownership.  All security deposits under the Leases and any interest thereon, except security deposits and interest applied in accordance with the Leases, shall be turned over to Purchaser at the closing.  Seller shall deliver at the closing a current schedule of rents and security deposits.

(d)  An assignment of the Service Contracts and Agreements set forth in Exhibit D, together with the originals thereof.

(e)  If Seller is a corporation, and if required by Section 909 of the Business Corporation Law, a resolution authorizing the sale of the Premises and the execution and delivery of the closing documents hereunder and a certificate of the secretary or assistant secretary of Seller certifying the adoption and continued effectiveness of such resolution.

(f)  An certificate of Seller that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and any other instruments required under said Code.

(g)  If the title examination discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to Seller, Seller shall deliver an affidavit showing that such judgments, bankruptcies and other returns are not against Seller.

(h)  A certificate reaffirm the representations and warranties of Seller under this Agreement as of the Closing Date.

(i)  The certificate of occupancy for the Premises; all other certificates, licenses, permits, authorizations and approvals issued for or with respect to the Premises by governmental authorities, together with an assignment of all of Seller’s rights hereunder or with respect thereto; all records and files of Seller pertaining to the operation and maintenance of the Premises as Purchaser reasonably may request; all keys to the Premises; an assignment of all right, title and interest of Seller in and to the name “7 NORTH STREET, STATEN ISLAND, NEW YORK, 3 NORTH STREET, 2153 RICHMOND TERRACE, STATEN ISLAND”; and such other documents as Purchaser reasonably may request to consummate the transactions contemplated herein.

10.  Adjustments and Costs

The following shall be apportioned as of midnight of the day preceding the Closing Date:

(a)  All rent and other charges under the Leases.

If any of the Leases requires any tenant to pay additional rent or charges (including without limitation percentage rent; escalations or other charges for taxes, labor or operating expenses; payments with respect to insurance; common area charges; and electricity, HVAC or other utility charges), and Seller shall have collected, or shall collect after the Closing Date, any portion of such additional rent or charges for a period beyond the Closing Date; then there shall be a pro rata adjustment and credit to Purchaser for such period.  If such additional rent or charges have not been billed or collected as of the Closing Date; any such additional rent or charges collected by Purchaser shall be held in trust for Seller, and Purchaser promptly shall remit to Seller its pro-rata portion thereof.

(b)  Real estate taxes, vault charges, water charges and sewer rents, if any, on the basis of the lien period for which assessed.  If on the Closing Date the tax rate shall not have been fixed, the apportionment shall be based upon the tax rate for the preceding year applied to the latest assessed valuation; however, adjustment will be made when the actual tax amount is determined.  If there are water meters on the Premises, Seller shall furnish readings thereof to a date not more than fifteen days prior to the Closing Date.  Meter charges shall be apportioned on the basis of the last reading.  Upon the taking of a subsequent actual reading, such apportionment shall be readjusted.  The provisions of this clause (b) shall survive the closing.

(c)  Amounts, if any, paid or payable in respect of the Service Contracts and Agreements assigned to Purchaser at the closing.

Any errors in computing adjustments at the closing shall be corrected after the closing.

If the adjustments result in a payment due Seller, such payment shall be made at the closing by a cashier’s or certified check of Purchaser.  Purchaser, however, shall be entitled to pay up to $5,000 by an uncertified check of Purchaser.  If the adjustments result in a payment due Purchaser, such payment shall be credited against the cash portion of the Purchase Price due at the closing.

The amount of any unpaid real estate taxes, assessments, water charges and sewer rents which Seller is obligated hereunder to discharge or satisfy, with any interest or penalties thereon, at the option of Seller may be allowed as a credit to Purchaser at the closing, provided official bills therefor, showing the amount due including any interest or penalties to a date not less than two days after the Closing Date, are furnished at the closing.  If on the Closing Date there are any liens or encumbrances which Seller is obligated hereunder to discharge or satisfy, Purchaser agrees to provide at the closing, upon five days prior request, separate certified checks to facilitate the discharge or satisfaction of items referred to in this paragraph.

If on the Closing Date the Premises shall be affected by an assessment which is or may become payable in annual installments, and the first installment is then a lien, then all unpaid installments of such assessment shall be paid by Seller at the closing.

Seller shall pay or shall credit Purchaser at the closing with an amount equal to any applicable transfer tax or stamp tax payable by reason of the delivery of the deed.  Seller and

Purchaser agree to execute, swear to, and cause to be filed any applicable transfer tax return or other return required in connection with the closing.

11.  Escrow Conditions

Concurrently with the execution of this Agreement, Purchaser has delivered to Silverman Sclar Shin & Byrne PLLC, attorney for the Seller, , having an address at 381 Park Avenue South, Suite 1601, New York, New York,  (“Escrow Agent”) Purchaser’s check in the amount of $100,000.00, being the amount to be paid by Purchaser upon the execution of this Agreement pursuant to clause (a) of Article 1 above (the “Down Payment”).

Escrow Agent, subject to collection of said check, shall hold the Down Payment in accordance with this Agreement, or a joint instruction signed by Seller and Purchaser, or separate instructions of like tenor signed by Seller and Purchaser, or a final judgment of a court of competent jurisdiction.  Escrow Agent at any time may deposit the Down Payment with a court of competent jurisdiction, and upon notice to Seller and Purchaser of such deposit Escrow Agent shall have no further responsibility or liability hereunder.

Escrow Agent shall deposit the Down Payment in an interest bearing account, or invest the Down Payment in treasury bills, certificates of deposit or other income producing investments.  Any interest or income thereon shall be for the account of, and be paid at the closing to, the party entitled to the Down Payment under the terms of this Agreement.

12.  Brokerage

Seller and Purchaser each represent and warrant to the other that they have not d ealt with any broker in connection with this sale, other than CONTINENTAL REALTY, LLC, a NEW YORK limited liability company, having an address at 1007 BRIGHTON BEACH AVENUE, BROOKLYN, NEW YORK 11235 (the “Broker”), whose commission Seller agrees to pay pursuant to a separate agreement.  The parties hereto expressly agree that Continental Realty, LLC is the exclusive real estate broker involved in this transaction, and that Continental Realty, LLC shall receive an exclusive right to relocate the Seller within six months from the date of the closing.

13.  Notices

All notices, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered by hand or sent by United States registered or certified mail, return receipt requested, to Seller or Purchaser, as the case may be, at their addresses first above written, or at such other addresses as they may designate by notice given hereunder.  Copies of any such communication to the Purchaser or the Escrow Agent shall be delivered to JANOFF & GUREVICH, LLP, attention ALEXANDER GUREVICH, 216 EAST 49TH STREET, NEW YORK, NY 10017, and to CONTINENTAL FINANCE CORPORATION, 715 Park Avenue, New York, New York 10021, in the aforesaid manner.  Copies of such communication to the Purchaser or the Escrow Agent shall be delivered to

Silverman Sclar Shin & Byrne PLLC, Att: Peter R. Silverman at 381 Park Avenue South, Suite 1601, New York, New York 10016, in the aforesaid manner.

14.  Miscellaneous

All payments of Purchaser on account of the Purchase Price, and Purchaser’s expenses for examination of title, are hereby made a lien against the Premises.

If Purchaser defaults under this Agreement, Seller as its sole remedy shall be entitled to receive and retain all sums paid by Purchaser hereunder as liquidated damages.

The representations and warranties of Seller hereunder shall survive the closing for two years from the date of closing.

This Agreement may not be altered, amended, changed, waived, or modified in any respect or particular unless the same shall be in writing signed by Seller and Purchaser.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

The Tax Identification Numbers of Seller and Purchaser are as follows:

IN WITNESS WHEREOF Seller and Purchaser have duly executed this Agreement on the date first above written.

MIDWAY LEASING INC.

By	/s/ Domenic Gatto
President

CONTINENTAL FINANCE CORPORATION

By	/s/ Alexander Gurevich
President

Silverman Sclar Shin & Byrne PLLC hereby executes this Agreement for the sole purpose of agreeing to serve as Escrow Agent in accordance with the provisions of Article 11 of this Agreement.

By	/s/ Peter Silverman
General Partner